UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2018

Biohaven Pharmaceutical Holding Company Ltd.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38080	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Biohaven Pharmaceuticals, Inc.

215 Church Street

New Haven, Connecticut 06510

(Address of principal executive offices, including zip code)

(203) 404-0410

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01             Entry into a Material Definitive Agreement.

On September 4, 2018, Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven” or the “Company”), through its wholly owned subsidiary Biohaven Therapeutics Ltd., entered into a License Agreement (the “Agreement”) with AstraZeneca AB, a Swedish corporation (“AstraZeneca”). Pursuant to the Agreement, AstraZeneca granted Biohaven exclusive worldwide rights to develop and commercialize AZD3241, an oral myeloperoxidase (“MPO”) inhibitor that AstraZeneca progressed through Phase 2 clinical trials.  Biohaven plans to conduct a Phase 3 clinical trial of this product candidate, which will now be referred to as BHV3241, for the treatment of multiple system atrophy (“MSA”), a rare, rapidly progressive and fatal neurodegenerative disease with no cure or effective treatments.

In consideration of the license and other rights granted by AstraZeneca, Biohaven will pay an upfront payment of cash and equity totaling approximately $7,000,000 to AstraZeneca.  Under the terms of the Agreement, Biohaven will also be obligated to pay milestone payments to AstraZeneca totaling up to $55,000,000 upon the achievement of specified regulatory and commercial milestones and up to $50,000,000 upon the achievement of specified sales-based milestones.  If Biohaven develops BHV3241 for a second indication, it will be obligated to pay an additional series of milestone payments equal to a specified portion of the regulatory and commercial milestone payments in the preceding sentence.  No additional milestone payments will be due for any indications beyond the first and second indications.  In addition, Biohaven will pay AstraZeneca tiered royalties ranging from high single-digit to low double-digits based on net sales of any approved products based on BHV3241, subject to specified reductions.

Under the terms of the Agreement, Biohaven may pursue development and commercialization of BHV3241 for all indications, except, for a period of five years from the date of the Agreement, the prevention, treatment or diagnosis of any cardiovascular disease.  AstraZeneca has agreed not to develop or commercialize, for a period of five years from the date of the Agreement, any MPO inhibitor for the prevention, treatment or diagnosis of any neurological disorder.

Biohaven is now solely responsible, and has agreed to use commercially reasonable efforts, for all development, regulatory and commercial activities related to BHV3241.  Biohaven may sublicense its rights under the Agreement and, if it does so, will be obligated to pay a portion of any milestone payments received from the sublicensee to AstraZeneca in addition to any milestone payments Biohaven would otherwise be obligated to pay.  Biohaven is also now responsible for the prosecution and maintenance of the patents related to BHV3241 and has the first right to prosecute infringement of the patents and defend challenges to the validity or enforceability of the patents.

The Agreement terminates on a country-by-country basis and product-by-product basis upon the expiration of the royalty term for such product in such country. Each royalty term begins on the date of the first commercial sale of the licensed product in the applicable country and ends on the later of 10 years from such first commercial sale or the expiration of the last to expire of the applicable patents in that country.  The Agreement may be terminated earlier in specified situations, including termination for uncured material breach of the Agreement by either party, termination by AstraZeneca in specified circumstances, termination by Biohaven on a country-by-country basis with advance notice and termination upon a party’s insolvency or bankruptcy.

The Agreement also contains customary representations, warranties and covenants by both parties, as well as customary provisions relating to indemnification, confidentiality and other matters.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which Biohaven expects to file as an exhibit to its Quarterly Report on Form 10-Q for the three months ending September 30, 2018.

Item 7.01. Regulation FD Disclosure.

On September 5, 2018, the Company issued a press release announcing the entry into the Agreement and the matters described in Item 1.01. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The information in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 9.01             Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description
99.1

Press Release issued by Biohaven Pharmaceutical Holding Company Ltd. on September 5, 2018, “Biohaven Licenses Novel Myeloperoxidase Inhibitor From AstraZeneca: Potential First-In-Class Treatment For Multiple System Atrophy.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biohaven Pharmaceutical Holding Company Ltd.

	By:	/s/ Vlad Coric, M.D.
Date: September 10, 2018		Vlad Coric, M.D. Chief Executive Officer